Exhibit 11.2

                          CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                        Computation of Fully Diluted Loss Per Common Share
                          For the Three-Month Period Ended June 30, 1996

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

Loss applicable to common stock shareholders                      $  (19,696,052)
   Less: Preferred stock dividends                                     3,075,617

Net loss used to calculate fully diluted loss per
   common share, before adjustments                                  (16,620,435)

LESS : ADJUSTMENTS
Interest expense on term notes assumed to be
  CONVERTED, NET OF DEFERRED TAX EFFECT..................                729,000
Interest expense reduction resulting from the assumed
  proceeds from exercise of warrants and options in
  excess of the 20 % buyback applied against
  short and long term debt,
  NET OF DEFERRED TAX EFFECT...................................        2,627,000

Adjusted net loss                                                  $ (13,264,435)

Weighted average fully diluted loss per common share               $       (0.19)

Weighted average common and equivalent
  shares outstanding as of June 30, 1996                              38,859,743
ADD SHARES ASSUMING CONVERSION OF :
Warrants, BANX                                                        36,751,083
Warrants, other                                                        2,310,541
Options                                                                1,274,134
Series A preferred stock - not converted                                  64,167
Treasury stock repurchase with proceeds                               (8,062,294)

   Weighted average number of shares
   used to compute fully diluted loss
   per common share                                                   71,197,374
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 a.  Interest expense reduction resulting from excess proceeds ( over 20 %
     treasury stock purchase ) used to reduce debt is calculated based on actual interest expense incurred on the Senior Notes.

 b. Treasury method used on options and warrants to the extent of their proceeds up to the 20 % repurchase limit.


 This calculation is submitted in accordance with Regulation S-K item 601(b)
 (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.


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